Exhibit 10.1

ARC LOGISTICS
AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement, dated [

] (this “Agreement”) is made and entered into by and between Arc Logistics GP LLC, a Delaware limited liability company (the “General Partner”), and [] (the “Awardee”), and relates to Phantom Units awarded to the Awardee on [] (the “Date of Grant”).  Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, Arc Logistics Partners LP, a Delaware limited partnership (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the Arc Logistics Amended and Restated Long Term Incentive Plan (the “Plan”) to, among other things, attract, retain and motivate certain employees, consultants and directors of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and

WHEREAS, the Committee has authorized the grant of Phantom Units of the Partnership to directors, employees, officers and consultants as part of their compensation for services provided to the Partnership Entities.

NOW, THEREFORE, in consideration of the Awardee’s agreement to provide or to continue providing services, the Awardee and the General Partner agree as follows:

1.

Grant of Phantom Units.  The General Partner hereby grants to the Awardee [Number of Units] Phantom Units (the “Award”), subject to all of the terms and conditions set forth in the Plan and this Agreement, including without limitation, those restrictions described in Section 4, whereby each Phantom Unit represents the right to receive one Unit of the Partnership and/or cash in an amount equal to the Fair Market Value of one Unit (each, a “Phantom Unit”).

2.

Phantom Unit Account.  Phantom Units represent hypothetical Units and not actual Units. The General Partner shall establish and maintain a bookkeeping account on its records for the Awardee (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the number of Phantom Units granted to the Awardee and (b) the amount deliverable to the Awardee at settlement on account of Phantom Units that have vested.  The Awardee shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for the Awardee.

3.

Rights of Awardee.  No Units shall be issued to the Awardee at the time the grant is made, and the Awardee shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account.  The Awardee shall have no voting rights with respect to the Phantom Units.  In the event the Partnership pays any distributions in respect of its outstanding Units and, on the record date for such distribution, the Awardee holds Phantom Units granted pursuant to this Agreement that have not vested and been settled, the Partnership shall deliver to the Awardee an amount in cash or property in the same form the distribution was delivered to unitholders generally based on the number of Units related to the portion of the Awardee’s Phantom Units that have not been settled as of the record date for the distribution (the “DER”), such distribution equivalents to be delivered to the Awardee on or promptly following the date that the Partnership pays such cash distribution (however, in no event shall the DER payment be made later than 30 days following the date on which the Partnership pays such distribution to unitholders generally). Notwithstanding the date of payment, the Awardee will vest in such DER as of the record date for such distribution.  No interest will accrue on any such right between the issuance of the distribution to unitholders generally and the settlement of the DER.

4.	Vesting of Phantom Units.

(a)The Phantom Units are restricted in that they may be forfeited by the Awardee and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Awardee.  Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Phantom Units shall lapse, and the Phantom Units shall vest as set forth in the following vesting chart:

Vesting Date	Percentage of Phantom Units that become Vested

On the day following the date on which the Partnership has paid, for three (3) consecutive quarters, a distribution to Unitholders (as defined below) at or above Vesting Distribution Level 1 (as defined below)

On the day following the date on which the Partnership has paid, for three (3) consecutive quarters, a distribution to Unitholders at or above Vesting Distribution Level 2 (as defined below)
On the day following the date on which the Partnership has paid, for three (3) consecutive quarters, a distribution to Unitholders at or above Vesting Distribution Level 3 (as defined below)
Total	100%

Notwithstanding the vesting chart set forth above in this Section 4(a) (the “Vesting Chart”), such restrictions will lapse, and the Phantom Units shall vest in accordance with this Section 4 only if the Awardee has continuously provided services to one of the Partnership Entities (except to the extent such continuous service shall not be a vesting requirement in connection with a Change of Control or a termination or separation from service as provided in Section 5(a) and Section 5(b) hereof) from the Date of Grant until the applicable date of vesting (each, a “Vesting Date”).  Any

Phantom Units that have not vested or been settled as of the close of business on the Expiration Date (as defined below) shall in all events terminate, expire and otherwise be forfeited by the Awardee on the Expiration Date.

For purposes of this Agreement, “Expiration Date” shall mean the later of:

(i) the close of business on the fifth (5th) anniversary of the Date of Grant (the “Fifth Anniversary Date”);

(ii)if at any time prior to the Fifth Anniversary Date the Partnership shall have paid a distribution to Unitholders at or above Vesting Distribution Level 1 (but not at or above Vesting Distribution Level 2) for at least one (1) quarter but less than three (3) consecutive quarters, then the close of business on the second day after the date on which the Partnership shall have paid to Unitholders distributions for the three (3) consecutive quarterly distribution periods commencing immediately following the Fifth Anniversary Date;

(iii)if at any time prior to the Fifth Anniversary Date the Partnership shall have paid a distribution to Unitholders at or above Vesting Distribution Level 2 for at least one (1) quarter but less than three (3) consecutive quarters (the occurrence of such event, the “Extension Event”), then the close of business on the eighth (8th) anniversary of the Date of Grant (the “Eighth Anniversary Date”); and

(iv) if the Extension Event shall have occurred and at any time prior to the Eighth Anniversary Date the Partnership shall have paid a distribution to Unitholders at or above Vesting Distribution Level 2 for at least one (1) quarter but less than three (3) consecutive quarters, then the close of business on the second day after the date on which the Partnership shall have paid to Unitholders distributions for the three (3) consecutive quarterly distribution periods commencing immediately following the Eighth Anniversary Date.

Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, if there shall have occurred three (3) consecutive quarters of distributions to Unitholders (A) at or above Vesting Distribution Level 2 or (B) at or above Vesting Distribution Level 3 prior to (x) in the case of clause (A) of this sentence, three (3) consecutive quarters of distributions to Unitholders at or above Vesting Distribution Level 1, or (y) in the case of clause (B) of this sentence, three (3) consecutive quarters of distributions to Unitholders at or above Vesting Distribution Level 1 and/or Vesting Distribution Level 2, then, in either case, upon the vesting of Phantom Units in respect of Vesting Distribution Level 2 or Vesting Distribution Level 3, as the case may be, all Phantom Units that would have vested at the then applicable lower vesting distribution level shall also vest upon the vesting of the Phantom Units at the higher vesting distribution level.

(b)Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)“Unitholders” means the holders of the Partnership’s common and subordinated units.

(ii) “Vesting Distribution Level 1” means a quarterly distribution to all Unitholders in an amount equal to $0.4457 per unit.

(iii)“Vesting Distribution Level 2” means a quarterly distribution to all Unitholders in an amount equal to $0.4845 per unit.

(iv)“Vesting Distribution Level 3” means a quarterly distribution to all Unitholders in an amount equal to $0.5814 per unit.

5.	Change of Control and Termination of Employment or Service.

(a)Change of Control. Notwithstanding the Vesting Chart set forth in Section 4(a) of this Agreement, upon the occurrence of a Change of Control prior to the final Vesting Date, all Phantom Units subject to this Agreement will immediately become vested and nonforfeitable (to the extent not vested or forfeited prior to that date); provided, however, that if the Awardee experiences a termination of employment with or other separation from service from the applicable Partnership Entity prior to and in connection with such Change of Control (or anticipated Change of Control), then all Phantom Units subject to this Agreement shall immediately become vested and nonforfeitable (to the extent not vested prior to such date) contemporaneously with such Change of Control.

(b)Death and Disability.  If the Awardee experiences a termination of employment with or other separation from service from the applicable Partnership Entity due to death or Disability prior to the final Vesting Date, then all Phantom Units subject to this Agreement will immediately become vested and nonforfeitable (to the extent not vested or forfeited prior to that date) as of the date of termination or separation.

(c)Other Terminations. If the Awardee experiences a termination of employment with or other separation from service from the applicable Partnership Entity for any reason other than as described in Section 5(a) or Section 5(b) of this Agreement prior to the final Vesting Date, then all Phantom Units granted pursuant to this Agreement that have not yet vested shall become null and void as of the date of such termination of employment or other separation from service; provided, however, that the Committee, in its sole and absolute discretion, may decide to vest all or any portion of the Phantom Units that remain unvested as of the date of termination or separation or may allow such Phantom Units to remain outstanding and vest pursuant to the Vesting Chart set forth in Section 4(a) hereof or pursuant to such other terms and conditions established by the Committee. The portion of the Phantom Units, if any, that do not become vested in accordance with the foregoing (including in accordance with Section 5(a), pursuant to which Phantom Units shall vest in connection with a Change in Control following the date the Awardee’s employment or other service terminates) shall become null and void as of the date of the termination of employment or other separation from service; provided, however, that, the portion, if any, of the Phantom Units that vest as of such date shall survive.

6.

Settlement Date; Manner of Settlement.  The settlement date or dates of the Units related to the Awardee’s Phantom Units will be the date or dates on which the restrictions on such Phantom Units expire and the Phantom Units become vested as provided in Sections 4 and 5 of this Agreement. To the extent that the Award consists of 1,000 Phantom Units or more, any

Phantom Units that vest shall be paid to the Awardee in the form of Units on the settlement date(s). To the extent that the Award consists of less than 1,000 Phantom Units, any Phantom Units that vest shall be paid to the Awardee in cash on the settlement date(s). The value of any Phantom Unit paid in cash shall equal the number of vested Phantom Units multiplied by the Fair Market Value of a Unit. The value of any fractional Phantom Units shall be paid in cash on the settlement date(s).  The value of the fractional Phantom Unit paid in cash shall equal the percentage of a Unit represented by a fractional Phantom Unit multiplied by the Fair Market Value of the Unit. The Awardee agrees that any vested Units that the Awardee acquires upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed.  The Awardee also agrees that any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws.  In addition to the terms and conditions provided herein, the Partnership may require that the Awardee make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

7.

Limitations on Transfer.  The Awardee agrees that such person shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units or other rights hereby acquired prior to the date the Phantom Units are vested and settled.  Any attempted disposition of the Phantom Units in violation of the preceding sentence shall be null and void and the Phantom Units that the Awardee attempted to dispose of shall be forfeited.

8.

Adjustment.  The number of Phantom Units granted to the Awardee pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan.  All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

9.

Violation of Law, Regulation or Rule.  The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded.

10.

Copy of Plan.  By the execution of this Agreement, the Awardee acknowledges receipt of a copy of the Plan.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

11.	Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of New York are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.  The General Partner or the Awardee may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices.  The General Partner and the Awardee agree that any notices shall be given to the General Partner or to the Awardee at the following addresses:

General Partner:	Arc Logistics GP LLC
Attn: General Counsel
725 Fifth Avenue, 19th Floor
New York, NY 10022

Awardee:	At the Awardee’s current address as shown in the General Partner’s records.
12.	General Provisions.

(a)Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan.  The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Awardee and the General Partner.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b)No Effect on Service.  Nothing in this Agreement or in the Plan shall be construed as giving the Awardee the right to be retained in the employ or service of the Partnership Entities. Furthermore, the Partnership Entities may at any time terminate the service relationship with the Awardee free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

(c)Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(d)Amendments.  This Agreement may be amended only by a written agreement executed by the General Partner and the Awardee, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7(b), 7(c), 7(d), 7(e), or 7(g) of the Plan) materially reduces the rights or benefits of the Awardee with respect to the Phantom Units without his consent.

(e)Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Awardee.

(f)Entire Agreement.  This Agreement and the Plan constitute the entire agreement of the parties hereto with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g)No Liability for Good Faith Determinations.  Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(h)No Guarantee of Interests.  The Committee, the Board and the Partnership Entities do not guarantee the Units from loss or depreciation.

(i)Tax Withholding.  Upon any taxable event arising in connection with the Phantom Units, the Partnership Entities shall have the authority and the right to deduct or withhold, or to require the Awardee to remit to a Partnership Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Awardee’s employment tax obligations) required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee (which such determination may not be delegated), the General Partner or one of its Affiliates is permitted to withhold Units otherwise issuable in respect of such Phantom Units having a Fair Market Value on the date of withholding equal to the aggregate amount of taxes required to be withheld with respect to such event based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income to the extent such withholding is elected by the Awardee.

(j)Insider Trading Policy.  The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

(k)Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(l)Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(m)Gender.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(n)Clawback.  Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the Partnership Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

(o)Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Awardee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Awardee has access.  The Awardee hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

(p)Section 409A. None of the Phantom Units, the DERs or any amounts paid pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code.  To the extent that the Committee determines that the Phantom Units or DERs are not exempt from Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Phantom Units or DERs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Phantom Units or DERs, or (b) comply with the requirements of Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Awardee’s termination of employment or other separation from service, all references to the Awardee’s termination of employment or other separation from service shall be construed to mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), and the Awardee shall not be considered to have a termination of employment or a separation from service unless such termination or separation constitutes a Separation from Service with respect to the Awardee.  Notwithstanding anything to the contrary in this Agreement, no amounts payable under this Agreement on account of the Awardee’s Separation From Service shall be paid to the Awardee prior to the expiration of the six (6) month period following the Awardee’s Separation From Service to the extent that the Partnership Entities determine that paying such amounts prior to the expiration of such six (6) month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amount is delayed as a result of the preceding sentence, then on the first business day following the end of the applicable six (6) month period (or such earlier date upon which such amount may be paid under Section 409A of the Code without resulting in a prohibited distribution), the amount shall be paid to the Awardee.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Awardee has set his hand as to the date and year first above written.

ARC LOGISTICS GP LLC

By:

Name:

Title:

AWARDEE

_____________________________________________

[Name of Employee]